Exhibit 99.1

TTM TECHNOLOGIES, INC. ANNOUNCES CLOSURE
OF HAYWARD AND LOS ANGELES FACILITIES

SANTA ANA, CA – September 1, 2009 – TTM Technologies, Inc. (Nasdaq: TTMI) today announced that it will close its Hayward, California and Los Angeles, California facilities due to continued weak demand in North America for commercial printed circuit boards and backplane products.

“This is a very unfortunate but necessary decision based on the prospects of long-term weaker demand for these products,” said Kent Alder, CEO of TTM Technologies. “We will do all that we can to assist the employees impacted by this decision through this difficult process.”

The company expects to record between $11 million and $14 million in separation, asset impairment and disposal costs related to this restructuring, primarily in the third quarter of 2009. The actual expense will vary, depending on utilization of inventory and transfer of fixed assets. In addition to transferring assets to other sites, the company plans to sell some of the property, plant and equipment. As a result of today’s actions, the company expects to achieve annual cost savings of approximately $14 million.

Excluding asset impairment charges and closure costs, the company remains on track to achieve its earnings and revenue guidance for the third quarter with revenue in a range of $134 million to $142 million and GAAP earnings in a range from $0.09 to $0.15 per diluted share.

TTM will transfer PCB production from the Los Angeles facility to other company sites in California, Utah and Wisconsin, providing an uninterrupted supply of PCBs to customers of the Los Angeles facility.

Backplane assembly services provided by the Hayward plant will be transferred to the company’s other backplane assembly plants in Shanghai, China and Stafford Springs, Connecticut depending on the nature of the business. The company will continue to support Hayward’s customers with local sales and technical service teams.

The Los Angeles operation, which primarily produces commercial printed circuit boards, employs 263 full-time employees. The Hayward operation, which produces commercial backplane assemblies and system integration products, employs 84 full-time employees. The combined reduction in force represents approximately 11 percent of TTM’s work force. TTM will offer separation and other benefits to the affected employees.

“The actions we are announcing today are the result of a methodical and strategic evaluation process regarding our manufacturing capacity and cost structure in the context of ongoing demand challenges,” Alder said. “These actions position TTM with a more cost effective manufacturing solution for today’s market. Importantly, this restructuring will allow us to improve capacity utilization and to maintain appropriate upside capacity to grow with our customers as the market eventually recovers.”

TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at http://www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the impact of the current economic crisis, the company’s dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, the level of inventory utilization and fixed assets transferred from the closed facilities, and other “Risk Factors” set forth in the company’s most recent SEC filings.

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